Exhibit 10.17B

[JAZZ PHARMACEUTICALS LETTERHEAD]

Liz Henderson

New Hire Equity Award

Dear Liz,

April 4, 2023

Welcome to Jazz Pharmaceuticals. In parallel with your hiring by Jazz Pharmaceuticals Ireland Limited, a member of the Jazz Pharmaceuticals group of companies, you will receive equity awards from Jazz Pharmaceuticals plc in the amounts shown below pursuant to the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (the “EIP”) and subject to approval by the Compensation and Management Development Committee of the Board of Directors in accordance with the policies and guidelines of Jazz Pharmaceuticals plc.

Value of Restricted Stock Units (“RSUs”): $1,400,000 USD
Value of Performance Stock Units (“PSUs”): $1,400,000 USD

Your equity awards will be subject to the terms of the EIP, as well as your applicable grant notices and award agreements which will be provided to you through E*Trade once the awards are approved and issued.

Your RSUs and PSUs, upon vesting, will be released to you as Jazz Pharmaceuticals plc ordinary shares. The vesting schedule of your RSUs and PSUs will be set forth in your grant notices. We anticipate that (1) your RSUs will have a four-year vesting schedule with annual vesting tranches of 25% subject to your continued employment; and (2) your PSUs will vest following completion of the applicable performance period, subject to your continued employment and satisfaction of performance conditions.

If you have questions, please feel free to discuss them with our Global Head of Total Rewards, Eric Stern.

/s/ LH	07 April 2023

Please initial to acknowledge receipt of this document.